FOR IMMEDIATE RELEASE	December 22, 2017

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF PENNSYLVANIA PORTFOLIO

FREEHOLD, NJ, December 22, 2017........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of five communities located in Pennsylvania for a total purchase price of approximately $22,780,000. This portfolio contains three all-age communities and two age-restricted communities with a total of 643 developed homesites. The portfolio is situated on approximately 141 acres. The weighted-average occupancy rate for this portfolio is approximately 72%.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is pleased to announce this acquisition which increases our portfolio to 20,000 developed homesites. These communities are well located within an hour of downtown Pittsburgh and further strengthen our large presence in this dynamic market. These communities are in good condition and present strong growth potential as we execute on our plans to drive occupancy higher. We anticipate increased revenue and earnings due to the implementation of our rental home and sales programs.”

“During 2017, we strengthened our balance sheet, increased occupancy and revenue and acquired approximately $63,300,000 of manufactured home communities. We have positioned the company for an excellent 2018.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 112 manufactured home communities with approximately 20,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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